Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Pre-effective Amendment No. 1 to Form S-4 of Ameris Bancorp of our reports dated March 5, 2018 and March 22, 2017 on the consolidated financial statements of Hamilton State Bancshares, Inc. We also consent to the reference to us under the heading "Experts" in the prospectus.

/s/ CROWE HORWATH LLP

Atlanta, Georgia

April 25, 2018